ADA Members Retirement Program Group Annuity Application Mailing Instructions
100 Madison Street, 10th Floor Syracuse, NY 13202 Attention: Sales Desk ada.equitable.com
You may want to contact your legal or tax advisor for additional guidance before completing and signing these documents. A copy of the Application should be retained in your files and the original should be forwarded to AXA Equitable Life Insurance Company, (“Equitable”) at the address above. The Contract will become effective only upon acceptance, by signature below, of a duly authorized signatory on Equitable’s behalf and will be returned to you. All returned documents will govern the administration of the Contract. Initial contributions will be accepted only after the installation documents have been approved by Equitable.
Section A. Plan Information All sections of the application must be completed in for it to be executed. Start-Up Takeover
Name of Plan Sponsor (Owner) Plan Sponsor Address: Number Street Suite City State Zip Code
Employer Tax Identification Number: Name of Plan Contact: Plan Sponsor’s e-mail address:
Type of Entity: Corporation Partnership Sole Proprietorship LLC/LLP Other: If your plan does not have a calendar year end, please indicate the plan year end: /(e.g. 9/30) Original Plan Effective Date: (Takeover Plans Only) MonthDay YearAre loans permitted under your plan? Yes No Is the plan contact authorized to sign on behalf of the Owner? Yes No Phone Number: E-Mail Address: Fax Number:
Type of Qualified Plan: Profit Sharing 401(k)* Profit Sharing* Money Purchase* Defined Benefit Other:
* Participant level accounts are maintained under this Contract for these types of qualified plans.
Indicate which sources (contribution types) are available under this plan:
Employee Salary Deferral Employer Employer Matching Employee Post-Tax Prior Plan Roth Contributions Prior Pension Plan Qualified Rollover QNEC QMAC Safe Harbor Match Safe Harbor Non-Elective Section B: Takeover Plans Only
Name of Previous investment provider/recordkeeper: Contact Name of previous recordkeeper: Phone Number of previous recordkeeper: Current Number of Eligible Employees: Expected Recurring Contributions: $ Expected Transfer Assets: $ Expected Liquidation Date: Month Day Year
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Part B – Contract Charges Schedule
Program Expense Charge (Contract Section 9.01)
There will be an annual program expense charge; equal to the amount in subsections (a), plus the amount in subsection (b) of this Section 9.01, which shall be paid to Equitable from the Funding Accounts in the Members Retirement Program.
(a) A “Percentage Charge” consisting of the sum of the amounts derived by multiplying the following percentages times the aggregate balance of the Funding Accounts in the Members Retirement Program as of the immediately preceding January 31:
(i) 0.51% of the first $500 million of the aggregate balance; (ii) 0.41% of the next $500 million of the balance; (iii) 0.318% of the balance in excess of $1 billion.
(b) An $80 per participant charge that will be adjusted annually with the Consumer Price Index
The Program expense charge may be changed as of any May 1 as communicated to the Owner. The maximum Program Expense Charge will not exceed 1.00%.
The program expense charge is calculated as of each January 31. One twelfth of the program expense charge will be charged to Participants’ account balances computed on an equivalent daily basis during each of the 12 consecutive months beginning May 1 of the same calendar year.
In the case of a Funding Account that is not valued every Business Day, a pro rata portion of the then applicable program expense charge will be charged to Participants’ Accounts in such Funding Account on each Business Day for which a value is established.
Enrollment Fee (Contract Section 9.03)
An enrollment fee of $25 shall be paid to Equitable upon the enrollment of each new Participant. Unless the Participant’s Employer pays the fee directly to Equitable, it shall be charged against the first contribution made on behalf of the participant. Equitable may, in its sole discretion, waive the enrollment fee from time to time for marketing purposes.
Record Maintenance and Report Fee (Contract Section 9.04)
A record maintenance and report fee shall be charged quarterly against each Participant’s aggregate account balances and paid to Equitable. The amount of this fee shall be [$1] for account balances in the Pooled Trust for plans that do not utilize an Equitable sponsored Plan and Trust and shall be [$3] for account balances in an Equitable sponsored Plan and Trust. The fee shall be deducted from each Participant’s accounts, and within those accounts from the Participant’s balance in each Funding Account, in accordance with the ordering rule established by Equitable from time to time and communicated in writing to the Owner.
Withdrawal Charge- A withdrawal by a participant from the plan is subject to IRS regulations and if applicable a Redemption Fee (a fee to dissuade disruptive trading activity).
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Signatures
Application and Agreement: By signature below of duly authorized person(s), the Owner and the Trustee, if applicable, hereby; A. apply for participation in the Contract as funding vehicle for the Plan.
B. agree to be bound by the terms and conditions of the Contract.
C. acknowledge and understand that no registered representative of Equitable Advisors, LLC, or Equitable Distributors, LLC has authority to make or modify any contract or agreement on Equitable’s behalf, or to waive or alter any of Equitable’s rights or requirements.
D. understand that the account value attributable to allocations to the Investment Options may increase or decrease and are not guaranteed as to dollar amount.
Any person who knowingly and with intent to defraud any insurance company files an enrollment form/application or statement of claims containing any materially false, misleading or incomplete information may be guilty of a crime which may be punishable under state or federal law. In Louisiana and Washington: It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.
In DC: WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits, if false information materially related to a claim was provided by the applicant.
In Oklahoma: WARNING: Any person knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for proceeds of an insurance policy containing any false or incomplete or misleading information is guilty of a felony.
For Employer:
Print Name of Employer or Officer City State Signature/Title of Employer or Officer Date Signature of Plan Contact Listed on page 1 (if authorized to sign on behalf of Owner) Date
For Trustee(s): (Only for Investment Only)
Print Name of Trustee City State Signature of Trustee Date
Accepted for Equitable:
Print Name of Equitable Officer Signature/Title of Equitable Officer Date
Effective Date: Contract No:
Initial Guaranteed Interest Rate. To be completed by Equitable
% Rate in effect is as of the date of acceptance of the Contract by Equitable
2015 APP ADA X03877_core Catalog No. 154041 Page 3 of 3